Law Offices of Keller Rohrback P.L.C.	Suite 1400 CBIZ Plaza 3101 N. Central Avenue Phoenix, Arizona 85012-2643 telephone (602) 248-0088 facsimile (602) 248-2822 Attorneys at Law

Exhibit 5.1

July 12, 2012

IsoRay, Inc.

350 Hills Street, Suite 106

Richland, WA 99354

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by IsoRay, Inc., a Minnesota corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Securities (as defined below).

The Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-162694), filed with the Commission on October 27, 2009 and declared effective by the Commission on November 13, 2009, and relates to the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Act, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (each a “Prospectus Supplement”), of up to an aggregate offering price of $585,559, or the equivalent thereof, of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and warrants (the “Warrants”) to purchase shares of Common Stock (the Common Stock, and the Warrants are collectively referred to herein as the “Securities”).

The Securities are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein and the Prospectus Supplements. The Securities are to be sold pursuant to a purchase, underwriting or similar agreement in substantially the form to be filed under a Current Report on Form 8-K. We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (v) that a Prospectus Supplement will have been filed with the Commission describing the Securities offered thereby; (vi) that all Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (vii) that a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (viii) that any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and (ix) with respect to shares of Common Stock offered, that there will be sufficient shares of Common Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance.

Affiliate: Keller Rohrback L.L.P.

1201 Third Avenue Suite 3200 Seattle, Washington 98101 Tel: (206) 623-1900 Fax: (206) 623-3384

770 Broadway Second Floor New York, New York 10003 Tel: (646) 495-6198 Fax: (646) 495-6197

1129 State Street Suite 8 Santa Barbara, California 93101 Tel: (805) 456-1496 Fax: (805) 456-1497

Based on such examination, we are of the opinion that:

1.	With respect to shares of Common Stock, when both: (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Common Stock, upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable; and

2.	With respect to the Warrants, when both: (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the Warrants and related matters; and (b) the Warrants have been duly executed and delivered against payment therefor, pursuant to the applicable definitive purchase, underwriting, warrant or similar agreement duly authorized, executed and delivered by the Company and a warrant agent, and the certificates for the Warrants have been duly executed and delivered by the Company, then the Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Members of our firm are admitted to the bar in the State of Arizona, and we do not express any opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America, laws of the State of Arizona, and laws of the State of Minnesota. We are not licensed to practice law in the State of Minnesota and, accordingly, our opinions as to such laws are based solely on a review of the official statues of the State of Minnesota and the applicable provisions of the Minnesota Constitution and the reported judicial decisions interpreting such statutes and provisions.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related prospectus and prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Keller Rohrback, PLC

KELLER ROHRBACK
Professional Corporation